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                                                                    EXHIBIT 21.1

                           BURLINGTON RESOURCES INC.

                         SUBSIDIARIES OF THE REGISTRANT

     The following is a list of the significant subsidiaries of Burlington Resources Inc. showing the place of incorporation and the percentage of voting securities owned.

                                                                                  PERCENTAGE
                                                                                  OF VOTING
                                                                               SECURITIES OWNED
                                                                                 DIRECTLY OR
                                                            JURISDICTION OF     INDIRECTLY BY
                     NAME OF COMPANY                         INCORPORATION     IMMEDIATE PARENT
                     ---------------                        ---------------    ----------------
Burlington Resources North America Inc. ..................     Delaware              100%
Burlington Resources International Inc....................     Delaware              100%
Burlington Resources Hydrocarbons Inc. ...................     Delaware              100%
Burlington Resources Oil & Gas Company....................     Delaware              100%
Burlington Resources Trading Inc. ........................     Delaware              100%
Glacier Park Company......................................     Delaware              100%
The Louisiana Land and Exploration Company................     Maryland              100%
Burlington Resources Canada Inc. .........................  Alberta, Canada          100%
Burlington Resources Canada Energy Ltd. ..................  Alberta, Canada          100%

     The names of certain subsidiaries are omitted as such subsidiaries, considered as a single subsidiary, would not constitute a significant subsidiary.